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                               EXHIBIT 10(iii)(a)

                           CHANGE IN CONTROL AGREEMENT

         This CHANGE IN CONTROL AGREEMENT ("Agreement") is made and entered into the 15th day of December, 2000, as amended and restated as of the 1st day of December, 2001, as further amended by Amendment No. 1 to Agreement as of the 7th day of May, 2002, and as amended and restated as of November 11, 2003 by and between THE REYNOLDS AND REYNOLDS COMPANY, a corporation existing under the laws of the State of Ohio (hereinafter referred to as the "Employer"), and Douglas M. Ventura (hereinafter referred to as "Employee").

                                   WITNESSETH:

                  WHEREAS, Employee is currently an employee of the Employer;
and

                  WHEREAS, the Employer considers Employee a key member of the management team of the Employer and recognizes that a major change in the control of the Employer would be of significant concern to Employee; and

                  WHEREAS, the parties hereto desire to set forth their mutual agreement regarding the terms of Employee's employment under certain specified circumstances in order to foster and encourage continued attention and dedication to Employee's assigned duties in the event of such circumstances;

                  NOW, THEREFORE, in consideration of the foregoing premises, Employee's continued employment for any period after execution of this Agreement, and the mutual promises set forth herein, the parties hereby agree as follows:

1.       DEFINITIONS.

         For purposes of this Agreement:

         (a) "Base Compensation" shall mean the then-current annual base salary (exclusive of Bonuses) of Employee, as the same may be fixed from time to time by the Board of Directors or its Compensation Committee or, if applicable, by the appropriate executive officer of Employer.

         (b) "Bonuses" shall mean bonus payments earned by Employee under Employer's incentive compensation plans and under any future bonus or incentive compensation plans of Employer for its executive officers in which Employee participates.

         (c) "Change in Control" shall mean the occurrence of any of the following events:

                  (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Richard H. Grant, Jr., his children or his grandchildren, Employer, any trustee or other fiduciary holding securities under an employee benefit plan of Employer or any company owned, directly or indirectly, by the shareholders of Employer in substantially the same proportions as their ownership of stock of Employer), who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing twenty percent (20%) or more of the combined voting power of Employer's then outstanding securities;

                  (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Employer to effect a transaction described in clause (i),
(iii) or (iv) of this Section) whose election by Employer's shareholders was approved by a vote of at least two-thirds (2/3) of the directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

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                  (iii)    Employer is merged or consolidated with another
corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of Employer, as the same shall have existed immediately prior to such merger or consolidation;

                  (iv) Employer is liquidated or dissolved, or there occurs a sale or disposition of all or substantially all of Employer's assets.

         (d) "Disability" shall mean the inability of Employee, because of any mental or physical illness or incapacity, to perform substantially the duties of his employment with the Employer as determined under the Employer's long-term disability program.

         (e) "Discharge For Cause" shall be construed to have occurred whenever occasioned by (i) reason of felonious acts on the part of Employee,
(ii) actions by Employee involving serious moral turpitude, (iii) Employee's misconduct in such manner as to bring substantial and material discredit upon Employer, (iv) Employee's breach of the non-competition provisions of the Officer Agreement executed by Employee as of October 8, 2002 (the "Officer Agreement") which agreement is incorporated herein by reference, or (v) Employee's breach of the confidentiality provisions of the Officer Agreement which is reasonably determined by the Board of Directors to cause material harm to Employer, and following the giving of thirty (30) days' written notice to Employee specifying the respect in which Employer claims Employee has violated this provision and the failure, inability or unwillingness of Employee to remedy the situation to the satisfaction of Employer within said thirty-day period. In establishing whether a Discharge For Cause shall have occurred, the standard for judgment shall be the level of conduct by Employee and by other comparably situated executive officers prior to the alleged improper activity of Employee for which the Discharge For Cause has been made.

         (f) "Restricted Business" means: the provision of (i) information technology (including customer relationship management and web services) solutions or related services (including consulting, training, networking/communication and support services), or (ii) forms or other consumables to entities that are engaged in the manufacture, distribution, sale (retail or wholesale), short-term rental, extended-term lease or general or special service or repair of new or used automobiles, pickups, trucks, vans, motorcycles, recreational vehicles or other vehicles (including fleets) or the installation, repair, sale or distribution of parts or accessories for new or used automobiles, pickups, trucks, vans, motorcycles, recreational vehicles or other vehicles, or boats.

         (g) "Competing with Employer" means if Employee: (i) calls on, solicits, takes away, accepts or attempts to do business in the "Restricted Business" (as defined in Section 1(f) of this Agreement) with any person or entity that is presently a client or customer of Employer (or any of its related or affiliated entities) or about which Employee learned or had access to information of Employer of a confidential nature while an employee of Employer; and/or (ii) enters into or attempts to enter into any business engaged in the Restricted Business anywhere Employer does business (whether acting (alone or in association) as an agent, representative, consultant, officer, director, independent contractor, employee, owner, partner, limited partner, joint venturer, investor, creditor, stockholder, or member); and/or (iii) hires or attempts to hire for Employee's or another person's behalf, any employee who is at the time of the hire or attempted hire an employee of Employer or any of its related or affiliated entities.

         (h) "Supplemental Plan" shall mean Employer's existing Supplemental Retirement Plan as the same may be amended or replaced from time to time.

2.       BENEFITS UPON A CHANGE OF CONTROL.

         (a) After a Change in Control has occurred if such Change in Control occurs within five (5) years of the original date of this Agreement: (i) Employer shall not reduce Employee's Base Compensation below the amount of such Base Compensation in effect immediately preceding the Change in Control without Employee's written consent; (ii) Employer shall continue to provide Employee with fringe benefits (including bonuses, vacation, health and disability insurance, etc.) substantially equivalent to those of other similarly situated executive officers of the Employer; (iii) Employee shall not be required by the Employer to perform duties or services which differ significantly from those performed by him prior to the Change in Control, or which are not ordinarily and

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generally performed by a similarly situated executive of a corporation; (iv)
the nature of the duties or services which the Employer requires him to perform shall not necessitate absence overnight from his place of residence prior to the Change in Control because of travel involving the business affairs of the Employer for more than ninety (90) days during any period of twelve (12) consecutive months.

         (b) If the Employer terminates Employee's employment for any reason other than a Discharge For Cause, or if Employee terminates his employment with Employer for any of the reasons specified in Section 3(a) within the twenty-four (24) month period following the date of a Change in Control, provided that Employee delivers to Employer and does not rescind a waiver of claims on a form provided by Employer that releases Employer, its employees, officers, directors and related entities from any and all claims arising out of or related to Employee's employment or termination of employment, Employee shall be entitled to receive from Employer the following benefits:

                  (i) A lump sum severance payment (the "Severance Payment"), in cash, equal to two and ninety-nine one hundredths (2.99) times the sum of the (i) higher of Employee's annual Base Compensation in effect immediately prior to the occurrence of the event or circumstance upon which such termination of employment is based or in effect immediately prior to the Change in Control, and (ii) the average of Employee's Bonuses (excluding any compensation attributable to stock options of any type granted by Employer and any compensation determined by the Board of Directors to be a long-term incentive arrangement) during the three (3) calendar years immediately preceding the year in which the date of termination occurs.

                  (ii) During the period expiring on the earlier of Employee securing other employment or twenty-four (24) months from date of such termination of employment, continued coverage under the Employer's sponsored medical benefits program in existence on such date of termination, or, if such continued coverage is barred, or otherwise at the option of Employer, Employer shall provide substantially equivalent medical benefit coverage through the purchase of insurance or otherwise.

                  (iii) For purposes of determining Employee's benefits under the Supplemental Plan, Employee shall receive credit toward his Years of Service under the Supplemental Plan for the two (2) year period following his termination of employment. In addition, with respect to the two (2) year period following such termination of employment, Employee's Base Compensation shall be deemed to be increased by the annual economic range adjustment for Employer's salaried employees announced in October of each year (or, if there is no such announced economic range adjustment in a given year, by an assumed five percent (5%) increase for that year) in order to calculate his highest earnings during five (5) consecutive years out of the last ten (10) years prior to retirement under the Supplemental Plan.

                  (iv) Employee shall be reimbursed for up to $20,000 for outplacement fees if he chooses to seek other employment following his termination of employment with Employer.

         (c) If Employer terminates Employee's employment for any reason other than a Discharge for Cause or if Employee terminates his employment with Employer for any of the reasons specified in Section 3(a) within the twenty-four
(24) month period following the date of a Change in Control (provided such Change in Control occurs on or prior to May 31, 2004), provided that Employee delivers to Employer and does not rescind a waiver of claims on a form provided by Employer that releases Employer, its employees, officers, directors and related entities from any and all claims arising out of or related to Employee's employment or termination of employment, Employer shall pay to Employee in addition to the Severance Payment set forth in Section 3(b) a sum equal to (i) the higher of Employee's annual Base Compensation in effect immediately prior to the occurrence of the event or circumstance upon which such termination of employment is based or in effect immediately prior to the Change in Control, and
(ii) the amount of Employee's Bonus (excluding any compensation attributable to stock options of any type granted by Employer and any compensation determined by the Board of Directors to be a long-term incentive arrangement) for the preceding year in which his termination of employment occurs, payable in twenty-four (24) equal installments commencing upon the first day of the month following the date of payment to Employee of the Severance Payment.

         (d) Notwithstanding anything to the contrary in this Section 3(d), Employee shall not be entitled to any payments pursuant to Sections 3(b) and (c) if Employee dies prior to making a claim for payment pursuant to

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Sections 3(b) and (c), or if the Employer terminates Employee's employment because of a Discharge for Cause, because of Employee's Disability, or if Employee voluntarily terminates his employment with the Employer for reasons other than as set forth in Section 3(a).

         (e) Employee shall not be required to mitigate damages with respect to the amount of any payments provided for in Sections 3(b) and (c) by seeking other employment or otherwise. Employee's sole remedy under this Agreement for a breach by the Employer of Section 3(a) shall be to terminate employment and receive any payments to which he is entitled under Sections 3(b) and (c).

         (f) Should Employee disagree that his termination was due to a Discharge For Cause, the question shall, within thirty (30) days after the termination of employment, be submitted to arbitration by three (3) arbitrators, one of whom shall be selected by Employer, another of whom shall be selected by Employee, and the third of whom shall be selected by the two arbitrators so appointed. The arbitration shall take place in Dayton, Ohio in accordance with the then rules of the American Arbitration Association. The decision of these arbitrators on the question shall be final and conclusive upon Employer and upon Employee and his wife or widow, personal representatives, designated beneficiaries and heirs, and shall be enforceable in any court having competent jurisdiction thereof. A termination which is eventually determined under arbitration to have been a Discharge For Cause, or no arbitration having been requested and the termination being one which Employer has determined was a Discharge For Cause, shall extinguish any and all liability of Employer under this Agreement from and after the date of the termination of employment.

         (g) In the event that, following the creation of Employee's right to receive the payments pursuant to Section 3(b) or (c) of this Agreement, Employee incurs any costs or expenses, including attorneys' fees, in the enforcement of rights under this Agreement or under any plan for the benefit of employees of the Employer, including without limitation, the stock option plan, pension plans, payroll-based stock ownership plan, tax deferred savings and protection plan, bonus arrangements, supplemental pension plan, deferred compensation agreements, incentive compensation plans, and life insurance and compensation program, then, unless the Employer or the consolidated, surviving or transferee entity in the event of a consolidation, merger or sale of assets, is wholly successful in defending against the enforcement of such rights, the Employer, or such consolidated, surviving or transferee entity, shall promptly pay to Employee all such costs and expenses.

4.       NON-COMPETITION PROVISION

         In consideration of the benefit to be paid pursuant to Section 3(c), the Employee shall not for a period equal to twenty-four (24) months from the date payments thereunder commence and so long as such payments continue:

         (a) directly or indirectly, on behalf of any business entity or person engaged in, or controlled by a business entity or person engaging in, the Restricted Business, call upon, solicit, take away, accept or attempt to do business in the Restricted Business with any customer or prospective customer of the Employer, regardless of where such customer or prospective customer is located: (i) which Employee, during Employee's final twelve (12) months of employment with Employer contacted (by letter, phone or in person); and/or (ii) on account of which Employee, during the Employee's final twelve (12) months of employment with Employer, received any commission or incentive payment from Employer; and/or (iii) about which Employee learned or had access to information of a confidential nature of Employer pertaining to such customer or prospective customer during Employee's final twelve (12) months of employment with Employer; and

         (b) compete with Employer. For purposes of this Section 5(b), "compete with Employer" shall be as defined in Section 1(g), except that Employee will not be deemed to be competing with Employer solely as a result of Employee's employment with any entity engaged in the Restricted Business (excluding the "Named Companies" as defined below) whose aggregate sales for the immediately preceding twelve (12) months exceeded $1,000,000,000 if (x) neither Employee's stated nor actual employment activities involve Employee devoting a material portion of his working time to such other employer's operations in the Restricted Business, and (y) Employee provides written notice to Employer at least thirty (30) days in advance of accepting such employment with such notice to contain a detailed description of Employee's prospective duties. The "Named Companies" are ADP, IBM, Cobalt Group, Siebel Systems, Teletech, Standard Register, Relizon, and Moore Corporation (including successors and affiliates).

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         (c)      Employee agrees that this non-competition provision shall be in addition to and not in lieu of any other non-competition or similar provision to which Employee may then be bound, including but not limited to the Officer Agreement. Employee agrees that the geographic restriction on Employee's ability to complete with the Employer as set forth herein is reasonable and necessary to prohibit Employee's business in the relevant market.

5.       INJUNCTIVE RELIEF

         Employee agrees that, in the event of a breach or threatened breach by Employee of this Agreement, Employer's remedies at law would be inadequate, and Employer shall be entitled to an injunction (without any bond or other security being required), but nothing here shall be construed to preclude Employer from pursuing any action or further remedy, at law or in equity, for any breach or threatened breach including, but not limited to, the recovery of damages. Employee further agrees that Employee will be responsible for attorneys' fees and other legal expenses incurred by Employer or its successors and assigns to enforce any of the covenants in this Agreement.

6.       UNFUNDED AGREEMENT

         The Employer's obligations under this Agreement are unfunded, but the Employer reserves the right to provide for its liability under this Agreement in any manner it deems advisable, including the purchasing of such assets as it may deem necessary or proper. Any asset so purchased by the Employer shall be the sole property of the Employer and shall not be deemed to provide funding of the Employer's obligations under this Agreement. Any other provision in this Agreement to the contrary notwithstanding, Employee shall be only an unsecured general creditor of the Employer with respect to all payments to be made under the terms of this Agreement and shall have no claim, equity, interest, or right in or to any specific assets or funds of the Employer as security for said payments.

7.       NON-ASSIGNABLE RIGHTS

         Employee shall not have the right to anticipate or commute with any third party, or to sell, assign, transfer, or otherwise alienate or convey the right to receive any payments hereunder, whether by his voluntary or involuntary act, or by operation of law and, in particular, that any payments due hereunder shall not be subject to attachment or garnishment or any other legal proceedings by any creditor, or be in any way responsible for the debts or liabilities of Employee. Should any attempt be made to reach any payments hereunder by other than Employee, Employer shall make each payment as it becomes due to such person or persons, for the sole benefit of Employee as Employer may deem expedient.

8.       FACILITY OF PAYMENT; LIMITATION

         (a) In the event of a Disability of Employee after Employee is entitled to payments hereunder, such payments as may thereafter be due shall be paid to such person or persons for the benefit of Employee as Employer may deem proper after reasonable investigation. In the event of Employee's death after he is entitled to payments hereunder, the Employer shall pay such amounts as thereafter are due to such beneficiary or beneficiaries as Employee shall have designated in writing on Exhibit A attached hereto and made a part hereof, or failing such writing, to his estate. No liability shall accrue to the Employer for any alleged payment to an improper person or representative if so made after such reasonable investigation and the Employer shall have no responsibility to see to the proper application of such payments.

         (b) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in a Change in Control or any person affiliated with Employer or such person)(all such payments and benefits, including the Severance Payment, being hereinafter called "Total Payments") would be subject (in whole or part), to an excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such tax hereinafter referred to as the "Excise Tax"), then the Severance Payment shall be reduced to the extent necessary so that no portion of the Total Payments is subject to Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement) if (A) the net amount of such

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Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such Total Payments), is greater than (B) the excess of (i) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (ii) the amount of Excise Tax to which Employee would be subject in respect of such Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax,
(i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of this termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Employer does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payment shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount as defined in Section 280G(b)(3) of the Code allowable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Employer in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the fifth day following the date of Employee's termination of employment, Employer shall provide Employee with its calculation of the amounts referred to in this paragraph and such supporting materials as are reasonably necessary for Employee to evaluate Employer's calculations. If Employee objects to Employer's calculations, he shall notify Employer of his objections within five (5) days after receipt of the calculation from Employer and Employer shall pay to Employee such portion of the Total Payments (up to one hundred percent (100%) thereof) as Employee determines is necessary to result in Employee receiving the greater of clauses (A) and (B) of this paragraph.

9.       RESPONSIBILITY FOR LEGAL EFFECT

         Neither party hereto makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Agreement. The Employer shall take all actions required by law with respect to any payments due hereunder including but not limited to, withholding of tax from such payments.

10.      INDEPENDENCE OF AGREEMENT; EMPLOYMENT TERMINATION

         This Agreement shall be independent of any other contract or agreement that may exist between the parties hereto from time to time. This Agreement shall not restrict the Employer's rights to terminate Employee's employment with the Employer nor Employee's rights to terminate employment with the Employer; provided, however, that the Employer shall not terminate Employee's employment prior to a Change in Control solely to avoid its obligations under this Agreement. No Change in Control shall occur without assumption of the Agreement by the purchaser or payment by purchaser or Employer of the sums set forth in
Section 2(b).

11.      SECTION HEADINGS

         The Section headings used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

12.      NOTICES

         Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered or sent by certified or registered mail to his residence as last shown on the employment records of the Employer in the case of Employee, or to the corporate headquarters to the attention of the President in the case of the Employer.

13.      NON-WAIVER

         The waiver by the Employer or Employee of a breach of any provision of this Agreement by Employee or the Employer shall not operate or be construed as a waiver of any subsequent breach by Employee or the Employer of the same or any other provision hereof.

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14.      ENTIRE AGREEMENT; AMENDMENT

         This Agreement and the documents incorporated by reference herein represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral. Any amendment to this Agreement shall be executed in writing with the same formality as this Agreement.

15.      BINDING EFFECT

         This Agreement shall be binding upon Employee and the Employee's heirs, executors, administrators, successors and assigns and upon the Employer and its successors and assigns.

16.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

17.      SEVERABILITY.

         Each provision of the Agreement is severable. Should any court or other tribunal of competent jurisdiction declare any provision(s) of the Agreement invalid or unenforceable by reason of any rule of law or public policy, all other provisions hereof shall remain in full force and effect. Employee hereby authorizes any court or other tribunal of competent jurisdiction to modify any provision(s) held to be invalid or unenforceable to the extent permissible and to then enforce the provision(s) as modified.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of November 11, 2003.

                                    THE REYNOLDS AND REYNOLDS COMPANY

                                    By /s/ LLOYD G. WATERHOUSE
                                       ----------------------------------------
                                           Lloyd G. Waterhouse
                                           CEO, Chairman and President

                                       /s/ DOUGLAS M. VENTURA
                                       ----------------------------------------
                                           Douglas M. Ventura

CinLibrary/1314500.3

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